DEFINED CONTRIBUTION MAKE-UP PLAN OF CONOCOPHILLIPS TITLE II
(Effective for benefits earned or vested after December 31, 2004) 2026 AMENDMENT AND RESTATEMENT

The Ongoing Plan is hereby amended and restated effective as of January 1, 2026 (except where another date is specified herein with regard to a particular provision).
Immediately prior to effectiveness of this 2026 Amendment and Restatement, the Ongoing Plan was and remains subject to the 2024 Amendment and Restatement of the Ongoing Plan, which was effective as of January 1, 2024.

Preamble
The purpose of this Plan is to attract and retain key employees by providing supplemental benefits for those Eligible Employees whose benefits under the CPSP might otherwise be affected by Pay Limitations or by a voluntary reduction in salary under provisions of KEDCP. The Plan is sponsored and maintained by the Company.
This Plan is intended to provide certain specified benefits to Eligible Employees whose benefits under the CPSP might otherwise be limited. Title I of the Plan, sometimes referred to as the Frozen Plan, is effective with regard to benefits earned and vested prior to January 1, 2005, while Title II of the Plan, sometimes referred to as the Ongoing Plan, is effective with regard to benefits earned or vested after December 31, 2004. Earnings, gains, and losses shall be allocated to the Title of the Plan to which the underlying obligations giving rise to them are allocated.
The Ongoing Plan is intended (1) to comply with Code section 409A, as enacted as part of the American Jobs Creation Act of 2004, and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any other provision of this Ongoing Plan, this Ongoing Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Section 1. Definitions.
For purposes of the Plan, the following terms, as used herein, shall have the meaning specified:
(a)“Beneficiary” shall mean a person or persons or the trustee of a trust for the benefit of a person designated by a Participant to receive, in the event of death, any unpaid portion of a Participant's Benefits from this Plan, as provided in Section 5.3.
(b)“Benefit” shall mean an obligation of the Company to pay amounts from the Ongoing Plan.
(c)“Board” shall mean the Board of Directors of the Company, as it may be comprised from time to time.
(d)“Clawback Policy” shall mean the ConocoPhillips Clawback Policy as in effect as of the relevant time under Section 12_, and as amended from time to time thereafter or any successor policy.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
(f)“Committee” shall mean the Nonqualified Plans Benefit Committee as appointed from time to time by the Board; provided, however, that until a successor is appointed by the Board, the individual serving as the

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Company’s Vice President with responsibility over human resources shall be sole member of the Committee.
(g)“Company” shall mean ConocoPhillips Company, a Delaware corporation, or any successor corporation. The Company is a subsidiary of ConocoPhillips.
(h)“Company Discretionary Contribution” shall have the same meaning as set forth in the CPSP.
(i)“Company Discretionary Contribution Account” shall have the same meaning as set forth in the CPSP.
(j)“Company Matching Contribution” shall have the same meaning as set forth in the CPSP.
(k)“Company Matching Contribution Account” shall have the same meaning as set forth in the CPSP.
(l)“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or any successor corporation. ConocoPhillips is a publicly held corporation and the parent of the Company.
(m)“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.
(n)“CPSP” shall mean the U.S. qualified ConocoPhillips Savings Plan, as amended from time to time.
(o)“CPSP Pay” shall mean "Pay" as defined in the CPSP.
(p)“DCMP Company Contribution Account” shall mean the Plan Benefit account of a Participant which reflects the portion of his or her Benefit which is intended to replace certain benefits to which the Participant might otherwise be entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP. The DCMP Company Contribution Account was previously known as the “Supplemental Thrift Feature Account.”
(q)“DCMP Pay” shall mean "Pay" as defined in the CPSP without regard to Pay Limitations or voluntary salary reduction under provisions of the KEDCP.
(r)“DCMP Stock Savings Account” shall mean the Plan Benefit account of a Participant that reflects the portion of his or her Benefit that is intended to replace certain historical Stock Savings Feature benefits to which the Participant would have otherwise been entitled but for the application of the Pay Limitations and/or a voluntary salary reduction under the KEDCP. The DCMP Stock Savings Account was previously known as the “Supplemental Stock Savings Feature Account.”
(s)“Election Form” shall mean a written form, including one in electronic format, provided by the Plan Administrator pursuant to which a Participant may elect the time and form of payment of his or her Benefits.
(t)“Eligible Employee” shall mean an Employee (i) who for an applicable period is eligible to participate in the CPSP and (ii) whose DCMP Pay for such period exceeds the amount set forth in Code section 401(a)(17), as amended from time to time and/or who is eligible for such period to elect a voluntary salary reduction under the provisions of the KEDCP.
(u)“Employee” shall mean any individual who is a salaried employee of the Company or any Participating Subsidiary.
(v)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
(w)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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(x)“Frozen Plan” shall mean Title I of the Defined Contribution Make-Up Plan of ConocoPhillips.
(y)“Investment Options” shall mean, with respect to any DCMP Company Contribution Account and DCMP Stock Savings Account, the available hypothetical investment options with respect to which such account is deemed to be invested.
(z)“KEDCP” shall mean the Key Employee Deferred Compensation Plan of ConocoPhillips or any similar or successor plan maintained by a member of the Controlled Group.
(aa) “Ongoing Plan” shall mean Title II of the Defined Contribution Make-Up Plan of ConocoPhillips.
(bb)“Participant” shall mean an Eligible Employee who is eligible to receive a Benefit from this Plan as a result of being an Eligible Employee and any person for whom a Plan account is maintained.
(cc) “Participating Subsidiary” shall mean a Subsidiary which has adopted the CPSP and of which one or more Employees are Participants eligible to make deposits to the CPSP or are eligible for Benefits pursuant to this Plan.
(dd)“Pay Limitations” shall mean the compensation limitations applicable to the CPSP that are set forth in Code section 401(a)(17), as adjusted.
(ee) “Plan” shall mean the Defined Contribution Make-Up Plan of ConocoPhillips, as amended from time to time.
(ff) “Plan Administrator” shall mean the Committee.
(gg)“Plan Year” shall mean January 1 through December 31.
(hh) “Separation from Service” shall mean the date on which the Participant has a “separation from service,” within the meaning of Code section 409A(a)(2)(A)(i) and section 1.409A-1(h) of the Treasury regulations, with the Controlled Group, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for the six (6)-month period set forth in section 1.409A-1(h)(1)(i) of the Treasury regulations, as allowed thereunder.
(ii)“Stock Savings Feature” shall mean the historical Stock Savings Feature of the CPSP.
(jj) “Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips under section 414(b), (c), or (m) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of Code section 414(c), the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to Code section 409A.
(kk) “Trustee” shall mean the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.
(ll) “Valuation Date” shall mean “Valuation Date” as defined in the CPSP.

Section 2. Eligibility.
Benefits may only be granted to Eligible Employees.

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Section 3. DCMP Company Contribution Account Benefits.
For any period in which an Eligible Employee’s DCMP Pay exceeds his or her CPSP Pay, a Benefit amount shall be credited to an Eligible Employee’s DCMP Company Contribution Account for the Ongoing Plan no later than the end of the month following the Valuation Date that Company contributions are made either to the Eligible Employee’s Company Matching Contribution Account or to the Eligible Employee’s Company Discretionary Contribution Account, or would have been made to either such account if the Eligible Employee had received Company contributions under the CPSP. The Benefit amount so credited shall equal the percentage set by the CPSP with regard to a Company Matching Contribution or by the Company with regard to a Company Discretionary Contribution, as the case may be, multiplied by the amount by which the Eligible Employee’s DCMP Pay for the period for which the Company Matching Contribution or the Company Discretionary Contribution, as the case may be, exceeds his or her CPSP Pay for that period. The DCMP Company Contribution Account also includes credits for historical “Supplemental Thrift Contributions” made under the Ongoing Plan. See the 2020 Amendment and Restatement of the Ongoing Plan for provisions relating to such allocations.

Section 3.1 DCMP Company Contribution Account Earnings.
The Chief Financial Officer of the Company shall designate the Investment Options available under the Plan for some or all Participants and may modify, replace, or remove designated Investment Options at any time. The Company shall periodically credit earnings, gains, and losses to a Participant’s DCMP Company Contribution Account, until the full balance of such account has been distributed. Earnings, gains, and losses shall be credited to a Participant’s DCMP Company Contribution Account under this Section based on the results that would have been achieved had amounts credited to such account been invested as soon as practicable after crediting into Investment Options selected by the Participant (or, in the absence of such a selection, in the default Investment Option(s) designated by the Chief Financial Officer of the Company). The Plan Administrator shall specify procedures to allow a Participant to select from among available Investment Options the deemed investment of prospective credits to the Participant’s DCMP Company Contribution Account, as well as the deemed investment of amounts previously credited to the Participant’s DCMP Company Contribution Account. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

Section 4. DCMP Stock Savings Account Earnings.
Section 3. 1 also applies to amounts credited under a Participant’s DCMP Stock Savings Account (substituting such account for the DCMP Company Contribution Account), except that such amounts were initially deemed invested in Investment Option(s) providing the same return as an investment in ConocoPhillips common stock and any successor securities and are deemed to remain so invested except to the extent a Participant selects a different available Investment Option.

Section 5. Payment.
In the absence of an effective election under Section 5.1 or Section 5.2, Benefits that a Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) shall be paid in one lump sum payment as of the first calendar quarter that is (i) with regard to elections eligible to be made before January 1, 2020, six
(6) months after the date of the Participant’s Separation from Service and (ii) with regard to elections eligible to be made after December 31, 2019, twelve (12) months after the date of the Participant’s Separation from Service.
Furthermore, in the absence of an effective election under Section 5.1 or Section 5.2, if the Participant dies prior to his or her Separation from Service, or after his or her Separation from Service but prior to the date that the Benefits which the Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) commence to be paid, the Benefits that the Participant is eligible to receive under the Ongoing Plan (and earnings, gains, and losses thereon) shall be paid in one lump sum cash payment to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable after the Participant’s death.

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Section 5.1 Payment Election by Participant.
For each Plan Year, a Participant may elect on an Election Form delivered to the Plan Administrator at a time set by the Plan Administrator (which shall be prior to the beginning of the Plan Year) to have the amounts attributable to Benefits under the Ongoing Plan that are credited to his or her DCMP Company Contribution Account (and earnings, gains, and losses thereon) with respect to such Plan Year and the amounts attributable to Benefits credited to his or her DCMP Stock Savings Account (and earnings, gains, and losses thereon) with respect to such Plan Year paid to the Participant in either:
(a)one lump sum payment, or
(b)annual, semi-annual, or quarterly installments, using a declining balance method, over a period ranging from one to fifteen (15) years.
A Participant may elect to have payments commence as of the beginning of any calendar quarter that is at least one year after the date of the Participant’s Separation from Service, and, for elections effective after December 31, 2023, is no longer than five years after the Participant’s Separation from Service; provided that, for elections after December 31, 2019, no first payment shall commence later than the 100th birthday of the Participant. In the absence of an election on the date which a payment is to commence, it shall commence as of the beginning of the first calendar quarter that is (i) with regard to elections made before January 1, 2020, six (6) months after the date of the Participant’s Separation from Service and (ii) with regard to elections made after December 31, 2019, twelve (12) months after the date of the Participant’s Separation from Service.

Section 5.2 Change in Time or Form of Payment.
A Participant may make an election to change the time or form of payment elected under Section 5.1 or the payment to be made under Section 5, but only if the following rules are satisfied:
(a)The election to change the time or form of payment may not take effect until at least twelve (12) months after the date on which such election is made;
(b)Except for a payment made with respect to the death of the Participant, payment under such election may not be made earlier than at least five (5) years from the date the payment would have otherwise been made or commenced;
(c)Such payment may commence as of the beginning of any calendar quarter;
(d)An election to receive payments in installments shall be treated as a single payment for purposes of these rules;
(e)The election may not result in an impermissible acceleration of payment prohibited under Code section 409A;
(f)No more than three (3) such elections shall be permitted; and
(g)For changes made after December 31, 2019, no first payment may be scheduled to commence after the 100th birthday of the Participant.

Section 5.3 Beneficiary Designation.
A Participant may designate a Beneficiary or Beneficiaries to receive the entire balance of the Participant’s accounts under the Plan by giving signed written notice of such designation to the Plan Administrator upon forms supplied by and delivered to the Plan Administrator and may revoke such designations in writing; provided, that writing and signing may be done by any electronic means approved by the Plan Administrator. The Participant may from time to time change or cancel any previous beneficiary designation in the same manner. The last beneficiary designation received by the Plan Administrator shall be controlling over any prior designation and over any testamentary or other disposition. After acceptance by the Plan Administrator of such written designation, it shall

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take effect as of the date on which it was signed by the Participant, whether the Participant is living at the time of such receipt, but without prejudice to the Company or any member of the Controlled Group or the Plan Administrator or their respective employees and agents on account of any payment made under this Plan before receipt of such designation. If no designation of a Beneficiary is on file with the Plan Administrator at the time of the death of the Participant or such designation is not effective for any reason as determined by the Plan Administrator, then, for purposes of this Plan, “Beneficiary” shall mean, and such Benefits shall be paid to, (i) the Participant's surviving spouse as of the Participant's date of death, or (ii) if there is no surviving spouse as of the Participant's date of death, the Participant’s estate.

Section 5.4 Acceleration of Payment of Benefits.
Notwithstanding any other provision of this Plan to the contrary, except as provided in this Section, Section 12(b), and Section 13(g), in no event shall this Plan permit the acceleration of the time or schedule of any payment or distribution under this Plan, except that the Plan Administrator may accelerate a payment or distribution under this Plan to comply with a certificate of divestiture, as provided in section 1.409A-3(j)(4)(iii) of the Treasury regulations. Moreover, if a portion of a Participant's Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, then such portion shall be distributed immediately to the Participant in accordance with section 1.409A-3(j)(4)(vii) of the Treasury regulations.

Section 6. Nonassignability.
The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the Benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such Benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings.

Section 7. Administration.
(a)The Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any member of the Controlled Group the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Benefits under the Plan. The Plan Administrator may designate a third party to provide services that may include record keeping, Participant accounting, Participant communication, payment of installments to the Participant, tax reporting, and any other services specified in an agreement with such third party. The Plan Administrator may adopt such rules, regulations, and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated. The Plan Administrator shall have absolute discretion in carrying out its responsibilities, and all interpretations, findings of fact and resolutions described herein which are made by the Plan Administrator shall be binding, final and conclusive on all parties.
(b)The Plan Administrator and his or her delegates shall serve without bond and without compensation for services under this Plan. All expenses of the Plan Administrator and his or her delegates for services under this Plan shall be paid by the Company. None of the Plan Administrator or his or her delegates shall be liable for any act or omission on his or her own part excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Plan Administrator or his or her delegates in reliance upon any information supplied by an officer of the Company, the Company's legal counsel, or the Company's independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.

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Section 7.1 Claim for Benefits.
(a)Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b)In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within ninety (90) days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the ninety (90)-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety
(90) days after the expiration of the initial ninety (90)-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:
(1)the specific reason or reasons for the denial;
(2)specific reference to pertinent Plan provisions on which the denial is based;
(3)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
(c)Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Trustee for a full and fair review of the denied claim by filing a written notice of appeal with the Trustee within sixty (60) days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within sixty
(60) days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(d)The Trustee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(1)the specific reason or reasons for the adverse determination;
(2)specific reference to pertinent Plan provisions on which the adverse determination is based;
(3)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(4)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

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(e)A decision will be rendered no more than sixty (60) days after the Trustee’s receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the Trustee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial sixty (60)-day period.
(f)To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
(g)Any payment to a Participant or Beneficiary, all in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan Administrator, the Company, and all Participating Subsidiaries, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Company, or a Participating Subsidiary. If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in this Plan, the payment of any affected distribution(s) shall be forfeited.
(h)Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that a Participant or Beneficiary is entitled to the Benefits. Notwithstanding the foregoing or any provision of this Plan, a Participant (or other claimant) must exhaust all administrative remedies set forth in this Section 7.1 or otherwise established by the Plan Administrator before bringing any action at law or equity. Any claim based on a denial of a claim under this Plan must be brought no later than the date which is two (2) years after the date of the final denial of a claim under this Section 7.1. Any claim not brought within such time shall be waived and forever barred.

Section 8. Rights of Employees and Participants.
Nothing contained in the Plan (or in any other documents related to this Plan or to any Benefit) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any member of the Controlled Group or constitute any contract or limit in any way the right of the Company or any member of the Controlled Group to change such person's compensation or other benefits or position or to terminate the employment of such person with or without cause.

Section 9. Awards in Foreign Countries.
The Board or its delegate shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Participating Subsidiaries may operate to assure the viability of the Benefits of Participants employed in such countries and to meet the purpose of this Plan.

Section 10. Amendment and Termination.
The Board reserves the right to amend this Plan from time to time, to terminate the Plan entirely at any time, and to delegate such authority as the Board deems necessary or desirable; provided, however, that no amendment may reduce the balance in a Participant’s account on the effective date of the amendment; and, further provided, the Company shall remain liable for any Benefits accrued under this Plan prior to the date of amendment or termination.

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Section 11. Method of Providing Payments.
(a)Nonsegregation. Amounts deferred pursuant to this Plan and the crediting of amounts to a Participant’s accounts shall represent the Company’s unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Participant shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan, such investments shall remain the sole property of the Company subject to claims of its creditors generally and shall not be deemed to form or be included in any part of the Participant’s accounts.
(b)Funding. It is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA. All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to a Participant under this Plan shall be those of a general creditor; provided, however, that the Company may establish one or more grantor trusts to satisfy part or all of the Company's Plan payment obligations so long as this Plan remains unfunded for purposes of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

Section 12. Forfeiture or Offset of Amounts Subject to Clawback.
(a)Subject to Section 5.4, to the extent an amount deferred pursuant to this Plan would otherwise constitute “Erroneously Awarded Compensation” as defined by the Clawback Policy or otherwise relates to compensation subject to recovery under the terms of the Clawback Policy, then such amount and all rights relating thereto shall be forfeited. Amounts forfeited in accordance with the foregoing shall not be payable under the Plan, and no substitute for such amounts shall be payable by ConocoPhillips or any of its Subsidiaries.
(b)The Plan Administrator may in its discretion accelerate a payment or distribution under this Plan to offset an amount subject to recovery under the Clawback Policy to the extent provided in section 1.409A-3(j)(4)(xiii) of the Treasury regulations.
(c)To the extent any provision of this Section would (absent this sentence) cause amounts to be includable in income under Code section 409A(a)(1), then such provision shall not be operative, and the Plan shall be administered as if such provision were not included in the Plan.

Section 13. Miscellaneous Provisions.
(a)Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors, and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged.
(b)This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States. The forum and venue for any suit brought regarding any claim under this Plan shall be in Harris County, Texas.
(c)If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
(d)For purposes of this Plan, electronic communications and signatures shall be considered to be in writing if made in conformity with procedures which the Plan Administrator may adopt from time to time.
(e)The Plan Administrator, in its sole discretion, may direct that a payment to be made in accordance with other provisions of the Plan to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian or legal representative of such person or to the person having custody of such person (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), without further liability either on the part of the

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Company or a Participating Subsidiary or the Plan for the amount of such payment to the person for whose benefit such payment is made. Any payment made in accordance with this provision shall completely discharge any liability of the Company, its Subsidiaries, and this Plan with respect to the Benefits so paid.
(f)Payment of Plan Benefits may be subject to administrative or other delays that result in payment to the Participant or his beneficiaries on a date later than the date specified in this Plan or the Participant's Election Form. Any such payment delays will comply with Code section 409A, including without limitation section 1.409A-2(b)(7) of the Treasury regulations. No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.
(g)If all or any part of any Participant's or Beneficiary's Benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant's or Beneficiary's account balance). Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary or desirable.
(h)No amount accrued or payable hereunder shall be deemed to be a portion of an Employee's compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the CPSP.
(i)It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with section 16(b) of the Exchange Act and, if any Plan provision or transaction is found not to comply with section 16(b) of the Exchange Act, that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Company, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to section 16(b) of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.
(j)This Plan is intended to meet the requirements of Code section 409А, as applicable, in order to avoid any adverse tax consequences resulting from any failure to comply with Code section 409А and, as a result, this Plan shall be operated in a manner consistent with such compliance. Except to the extent expressly set forth in this Plan, the Participant (and/or the Participant's Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Code section 409А should be paid.
(k)This Ongoing Plan replaced the Frozen Plan, which was frozen effective as of December 31, 2004. The distribution of amounts that were earned and vested (within the meaning of Code section 409A and official guidance issued thereunder) under the Frozen Plan prior to January 1, 2005 (and earnings thereon) are exempt from the requirements of Code section 409A and shall be made in accordance with the terms of the Frozen Plan.

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Section 14. Effective Date of the Restated Plan.
Title II of the Defined Contribution Make-Up Plan of ConocoPhillips is hereby amended and restated as set forth in this 2026 Amendment and Restatement effective as of January 1, 2026.
Executed this Dec-30-2025    , by a duly authorized officer of the Company.
___________________________
Heather G. Hrap
Senior Vice President, Human Resources and Real Estate and Facilities Services

Reviewed by:
Legal: Brennan Reilly
HR: Brian Pittman

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APPENDIX A
HISTORICAL PROVISIONS

Section A.1. DCMP Stock Savings Account Benefits.
The DCMP Stock Savings Account was previously known as the “Supplemental Stock Savings Feature Account.” Ongoing allocations to such account ceased with the final allocation for the period ending December 31, 2012, made in January, 2013. See the 2020 Amendment and Restatement of the Ongoing Plan for provisions relating to such allocations.

Section A.2. Special Provisions Relating to the Spinoff of Phillips 66.
At the Effective Time (as defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 dated as of April 26, 2012), certain active employees of Phillips 66 and members of its controlled group ceased to participate in the Plan, and the liabilities, including liabilities related to benefits grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), for these participant's benefits under the Plan were transferred to the members of the Phillips 66 controlled group and continued as the Phillips 66 Defined Contribution Make-Up Plan. ConocoPhillips distributed its interest in Phillips 66 to its shareholders as of the Distribution (as defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 dated as of April 26, 2012). On and after the Effective Time, the Company, ConocoPhillips, other members of the Controlled Group (as determined after the Distribution), the Plan, any directors, officers, or employees of any member of the Controlled Group (as determined after the Distribution), and any successors thereto, shall have no further obligation or liability to, or on behalf of, any such participant with respect to any benefit, amount, or right transferred to or due under the Phillips 66 Defined Contribution Make-Up Plan.

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